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MICREL, INCORPORATED
(Name of Registrant as Specified in Its Charter)

Obrem Capital Offshore Master, L.P. Obrem Capital (QP), L.P. Obrem Capital Management, LLC Obrem Capital (GP), LLC Andrew Rechtschaffen
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Letter sent to Micrel, Incorporated dated March 12, 2008

March 12, 2008

Micrel, Inc.
2180 Fortune Drive
San Jose, CA 95131
USA

Micrel Board of Directors c/o: Mr. Raymond D. Zinn, Chairman of the Board

Dear Sirs:

As of the date of this letter Obrem Capital Management (“Obrem”) owns approximately 6.9 million shares of Micrel (“Micrel” or “the Company”), representing approximately 9.62% of the outstanding shares. We are writing to request a meeting with the Board of Directors (“the Board”) of Micrel as soon as practical. We believe that shares of Micrel are substantially undervalued by the market and seek to engage the Board to proactively enhance shareholder value.

Obrem believes that Micrel’s management has failed to create shareholder value1 over the past decade despite the Company’s multiple competitive strengths, which include: 1) a strong technology platform, 2) valuable manufacturing know-how, 3) an attractive customer base, 4) a cash-rich, debt-free balance sheet, and 5) a solid reputation within the semiconductor industry.

Despite these strengths, Micrel has underperformed its high-performance analog “Peer Group”2 on numerous financial metrics, including:

•	Revenue growth (see Table 1)

•	EPS growth (see Tables 2-3)

•	Operating margin (see Tables 4-6)

•	Share price performance (see Chart 1 and Tables 7-8)

We believe there are several reasons for Micrel’s significant underperformance, including:

•	Insufficient manufacturing scale

•	A poorly developed outsourcing strategy and cost reduction roadmap

•	A bloated cost structure

After significant analysis and discussion with industry experts, we have concluded that the Board would maximize value for Micrel’s shareholders by selling the Company to a strategic buyer. We believe a diligent review by the Board will result in a similar view. We hope that, at a minimum, the Board will fulfill its fiduciary responsibility and create an independent special committee to examine strategies to maximize shareholder value.

 1 Shares of Micrel were $9.125, adjusted for splits, on Friday, March 13, 1998.

2 The “Peer Group” is defined as Analog Devices, Intersil, Linear Technology, Maxim Integrated Products, Microsemi, Monolithic Power Systems, O2 Micro International, Semtech, and Texas Instruments.

I.	Micrel’s Historical Performance

Despite Micrel’s numerous strengths, the Company has underperformed its peer group, the broader analog sector, and the entire semiconductor industry since 1999. This is demonstrable using a wide variety of short-term and long-term metrics.

Revenue growth. Between 1999 and 2007, Micrel’s revenue increased from $200.0mn to $258.0mn, a 3.2% CAGR, well below the 6.5% CAGR of the analog industry as a whole, and below that of relevant industry comparables. From 2002 (the industry bottom) through 2007, Micrel’s revenue CAGR has been just 4.7%, significantly below the overall analog industry CAGR (8.8%) and the semiconductor industry CAGR (12.6%). Excluding the revenue generated by the Kendin acquisition (purchased in 2001), which accounted for approximately 14% of 4Q 2007 revenue,3 top-line growth has been even weaker. In fact, according to data from the WSTS, in six of the last seven years Micrel’s revenue growth has trailed that of the analog sector as a whole (see Table 1).

Table 1: Revenue of Analog Sector, Semiconductor Industry and Micrel 1999-2007

	1999	2000	2001	2002	2003	2004	2005	2006	2007	CAGR 99-07	CAGR 02-07
Analog Sector ($bn)	22	31	23	24	27	31	32	37	37	6.5%	8.8%
y/y growth		38.0%	-23.9%	3.0%	12.1%	17.2%	1.6%	15.7%	-1.1%
Semiconductor Industry ($bn)	149	204	139	141	167	213	228	248	254	6.9%	12.6%
y/y growth		36.8%	-32.0%	1.2%	18.3%	27.9%	6.8%	8.9%	2.7%
Micrel (Smn)	200	346	218	205	212	258	250	273	258	3.2%	4.7%
y/y growth		73.2%	-37.1%	-6.0%	3.4%	21.7%	-2.8%	9.2%	-5.6%

Source: Company reports, WSTS

EPS growth.  Micrel’s EPS growth compares unfavorably with its Peer Group, with 2007 EPS of $0.50  just 30% higher than its 1999 EPS of $0.394, and below 2000 (“Tech Bubble”) levels.  Micrel’s EPS CAGR from 1999 through 2007 is just 3.3% (see Table 2).

Table 2: Micrel Non-GAAP EPS 1999-2007

	1999	2000	2001	2002	2003	2004	2005	2006	2007	EPS CAGR 1999-2007
Micrel	$0.39	$0.81	$0.17	($0.06)	$0.05	$0.27	$0.36	$0.54	$0.50	3.3%

Source: Micrel filings

The EPS growth of Micrel’s high-performance analog Peer Group is significantly above Micrel’s (see Table 3).

3 Using Ethernet revenue as a proxy for Kendin, with figures provided by Micrel CFO Rick Crowley on the 4Q07 conference call, January 31, 2008.

4 Adjusted for stock splits.

Table 3: Non-GAAP EPS Micrel and comparable group 1999 and 2007

	1999	2007	EPS CAGR[1] 1999-2007
Analog Devices	$0.73	$1.53	9.7%
Linear Technology	$0.70	$1.69	11.6%
Maxim[2]	$0.79	$1.17	5.0%
Microsemi	$0.05	$0.85	42.5%
Semtech	$0.42	$0.68	6.2%
Texas Instruments	$0.90	$1.96	10.2%
Micrel	$0.39	$0.50	3.3%

1 EPS has been calendarized to provide consistency.
2 2007 is based on consensus analyst estimates as company is delinquent in filings.

Source: Company filings, Bloomberg

We have excluded Intersil, Monolithic Power and O2 Micro from this comparison since they all went public at later dates; however, each of them has achieved significantly more rapid EPS growth than Micrel.

Operating margin. Micrel’s operating margin of 18.4% in 2007 was at the lower end of its high-performance analog industry Peer Group. In 2007, companies in the Peer Group had operating margins ranging from a low of 13.7% to a high of 54.0%, with Micrel ranking among the bottom three (see Table 4).

Table 4: Operating margin1 of Micrel and Peer Group

	2007 Revenues ($mn)	2007 Operating Margin
Analog Devices	2,662	21.2%
Intersil	757	27.9%
Linear Technology	1,093	54.0%
Maxim[2]	2,070	36.0%
Microsemi	463	24.4%
Monolithic Power	134	22.5%
O2 Micro	166	15.7%
Semtech	285	13.7%
Texas Instruments	13,834	25.3%
Micrel	258	18.4%

1 EPS has been calendarized to provide consistency.
2 2007 is based on consensus analyst estimates as company is delinquent in filings.
Source: Company filings, Bloomberg

Perhaps more importantly, Micrel’s current operating margins compare poorly to its own historical levels. Micrel achieved “tech bubble” peak operating margins of 32.8% in 2000 and had 26.4% operating margins in 1999, but in 2007 had operating margins of just 18.4% (see Table 5).

Table 5: Micrel Margins 1999, 2000, 2007

	1999	2000	2007
Gross margin	55.7%	57.6%	57.1%
Operating Margin	26.4%	32.8%	18.4%

Source: Company filings, Bloomberg

Over the last 5 years, Micrel has returned its gross margins to historically high levels but appears to be doing so with a bloated operating expense structure. It is noteworthy that Micrel’s operating income in 2007 was roughly flat with 1999 despite almost 30% higher revenue. All of Micrel’s Peer Group companies, except for Maxim and Semtech, exceeded their own 1999 operating margins in 2007 (see Table 6).

Table 6: Peer Group Operating Margins

	1999	2000	2007
Analog Devices	20.0%	31.6%	21.2%
Intersil	10.5%	16.3%	27.9%
Linear Technology	51.5%	55.6%	54.0%
Maxim[2]	40.1%	37.9%	36.0%
Microsemi	3.6%	9.6%	24.4%
02 Micro	2.9%	14.4%	15.7%
Semtech	25.0%	29.9%	13.7%
Texas Instruments	20.4%	22.8%	25.3%
Micrel	26.4%	32.8%	18.4%

1 EPS has been calendarized to provide consistency.
2 2007 is based on consensus analyst estimates as company is delinquent in filings.
Source: Company filings, Bloomberg

Share price performance. Shares of Micrel have underperformed their Peer Group over the last decade (see Chart 1 and Table 7).

Chart 1:  Peer Group Share Price Performance
March 13, 1998-March 12, 2008

Table 7: Peer Group price performance March 13, 1998 to March 12, 2008

Company	Price on 13-Mar-98	Price on 12-Mar-08	Percent Change
Analog Devices	$16.88	$27.84	65.0%
Linear Technology	$17.72	$29.72	67.7%
Maxim	$18.97	$17.95	(5.4%)
Microsemi	$4.63	$21.18	357.9%
Semtech	$6.53	$13.64	108.8%
Texas Instruments	$13.55	$28.38	109.5%
Semiconductor Industry (SOX)	294.99	345.13	17.0%
Micrel	$9.13	$8.27	(9.4%)

Source: Bloomberg

In addition, Table 8 illustrates that Micrel underperformed relevant peers from the time of their IPOs through today.

Table 8: Micrel stock price performance versus recently IPOd Peer Group

Company	IPO Date	Price on IPO date	Price on 12-Mar-08	Percent Change
Intersil	10-Sep-99	$31.12	$25.38	(18.4%)
Micrel		$24.22	$8.27	(65.9%)

02 Micro	23-Aug-00	$20.77	$8.01	(61.4%)
Micrel		$60.44	$8.27	(86.3%)

Monolithic Power	18-Nov-04	$8.50	$16.91	98.9%
Micrel		$11.89	$8.27	(30.4%)

Source: Bloomberg

II.	Obrem has analyzed Micrel’s strengths and weaknesses and believes there are several issues that continue to weigh on Micrel’s performance.

Insufficient manufacturing scale. Micrel owns a 6” fab, with a 28,000 square foot clean room facility based in San Jose, California. Despite consolidating its two fabs into a single facility, Micrel’s fab remains significantly underutilized at 57% utilization in 4Q07 (down from 60% in 3Q07), with management guiding for further declines in 1 Q08.5  Obrem believes that Micrel lacks the scale to fully benefit from ownership of its fab. Micrel has indicated that it could achieve gross margins in the 60%- 70% range if it could increase revenue to over $80mn per quarter.6  However, management has not indicated that it expects to achieve such growth in the foreseeable future.7  Our analysis suggests that Micrel’s underutilized fab could prove a valuable asset to a company with production levels that could more adequately utilize the fab.

Poorly developed outsourcing strategy and cost reduction roadmap. Micrel produced 95% of its parts in-house (with Ethernet representing the outsourced portion) in 2007. While in-house manufacturing enhances capacity utilization, we believe that Micrel is at a competitive disadvantage in terms of its manufacturing strategy. Though analog development is not driven by Moore’s law to the same extent as digital ICs, Micrel’s high-performance analog competitors have taken advantage of 8” wafers, smaller feature sizes (extending as low as .18 micron), and standard manufacturing processes.8 There are times where utilizing a foundry can help reduce costs and use of 8” capacity can be beneficial.9 However, Micrel is in a challenging position as incremental outsourcing would further reduce already depressed utilization. Furthermore, Micrel does not have adequate revenue to justify the costs to upgrade to an 8” facility. Micrel has competed more successfully in certain high-end markets (i.e. handsets), but less so in mid-range and low-end markets, which Obrem believes could reflect a somewhat limited cost reduction roadmap. Several upstarts, such as Monolithic Power (founded in 1997 by former Micrel employees Michael Hsing and Jim Moyer), have been able to garner healthy market share and generate gross margins in the 60-65% range. By having a well defined outsourcing and cost reduction roadmap, they have benefited by being fabless and have grown significantly despite having far less industry experience and customer rapport than Micrel. To our knowledge, Micrel does not possess a clear cost reduction roadmap via the use of outsourcing to foundries.10

5 According to Micrel 4Q07 conference call transcript, held 1/31/08.

6 Micrel 2006 and 2007 Analyst Days. Multiple analyst reports citing Micrel management.

7 According to Micrel 4Q07 conference call transcript, 1/31/08, the Company expects revenue growth in excess of the market in 2008, which is unlikely to result in revenue growth of this magnitude. Notably, in Micrel’s 1Q07 call (transcript 4/25/07) management guided growth in excess of the Company’s forecast semiconductor industry market growth of 5-10%. Micrel’s revenue declined 5.6% in 2007.

8 See p117 of Intersil’s 2008 Analyst Day presentation, commentary from others in Peer Group, and fact that several in Peer Group have modified/upgraded 6 “ facilities to 8”.

9 See note 8.

10 Micrel management has indicated that its capital spending for 2008, projected at $16-22mn, will in part fund technology for smaller process technologies, but management has not articulated a cost reducing outsourcing strategy.

Bloated cost structure. Micrel currently enjoys gross margins that are toward the higher-end of the analog segment. Despite these solid gross margins, and the steady improvement it has enjoyed from a low of 28% in 3Q02, Micrel has surprisingly low operating margins. Although Micrel’s revenue has grown 30% since 1999, operating margins have declined 800bps. This compares unfavorably with almost all of its competitors, with only Maxim and Semtech below 1999 operating margin levels. Obrem believes that while Micrel has effectively focused on pursuing higher gross margin business, the Company has been unable to adequately manage overall expense growth.

III.	Conclusion

While Obrem acknowledges the significant ongoing share repurchases by the Company, management has failed to create permanent value for shareholders. We believe that the market continues to significantly undervalue Micrel’s shares and we call upon the Board to take action to rectify this situation.

Unfortunately, Obrem believes that management will be challenged to overcome the issues that we have outlined. Management on numerous occasions has discussed design wins, excitement regarding new customers and products, and strong order growth.11  Despite this enthusiasm, however, Micrel has consistently grown below market rates. There is no evidence to suggest that Micrel can accelerate sales growth to better leverage operating expenses or significantly improve utilization. In addition, management has not articulated an outsourcing strategy or a cost reduction roadmap. We doubt that management can surmount the Company’s challenges and feel it is incumbent upon the Board to explore options to create permanent shareholder value.

Obrem believes there is a simple solution. All of these issues could be resolved by a sale to a larger semiconductor company. Numerous competitors could benefit from Micrel’s manufacturing expertise and would ensure high utilization, increasing the gross margin profile of the fab. An acquirer could quickly migrate some of Micrel’s parts to foundries, lower costs, and fill Micrel’s fab with appropriate 6” parts. In addition, Micrel’s product roadmap could be enhanced with die shrinks and new processes to lower costs and open additional markets. Alternatively, an acquirer could close the fab, move some production in-house and some to foundry partners, and immediately reduce significant overhead. When factoring in the significant potential operational synergies as well as potential top-line benefits from cross-selling products and opening new channels, an acquirer could pay a substantial premium to acquire Micrel shares in an accretive transaction.

We appreciate the Board’s attention to this matter. As interested and committed shareholders we look forward to a response within one week of receipt of this letter and would appreciate a meeting with the Board as soon as possible to discuss the issues that we have raised.

Sincerely,

Andrew Rechtschaffen

Managing Member, Obrem Capital Management

Eric Gomberg

Senior Analyst, Obrem Capital Management

cc:	Michael J. Callahan

David W. Conrath

Neil J. Miotto

Frank W. Schneider

11 See multiple earnings call transcripts, analyst days, etc.

Letter sent to Micrel, Incorporated dated March 25, 2008

OBREM CAPITAL MANAGEMENT, L.L.C.

VIA FACSIMILE AND REGISTERED MAIL

Micrel, Incorporated
c/o General Counsel
2180 Fortune Drive
San Jose, CA 95131
USA
Attention	Mr. Raymond D. Zinn, Chief Executive Officer and Chairman of the Board of Directors
Mr. Richard D. Crowley, Jr., Vice President, Finance and Chief Financial Officer
Mr. Vince Tortolano, Vice President, General Counsel and Secretary

March 25, 2008

Dear Sirs:

The undersigned shareholders (the “Holders”) of Micrel, Incorporated (the “Company”) hold in the aggregate approximately 10.7 million of the Company’s common shares entitled to vote at meetings of shareholders, which represent approximately 14.9% of the total number of issued and outstanding common shares of the Company.

Pursuant to Article 2.3 of the Company’s amended and restated bylaws (the “Bylaws”), shareholders holding common shares in the aggregate entitled to cast not less than 10% of the votes at a shareholder meeting are entitled to call a special meeting of shareholders at any time.

In accordance with Article 2.3 of the Company’s Bylaws, the Holders hereby request that the Company call a special meeting of shareholders (the “Special Meeting”) to be held on May 20th, 2008 at 4:00 p.m. in the City of New York.

The business to be transacted at the Special Meeting shall include the following:

1.	The removal of the Company’s five current directors pursuant to Article 3.4 of the Company’s Bylaws;

2.
The amendment of Article 3.2 (b) of the Company’s Bylaws to permit holders of a majority of the outstanding shares entitled to vote to set the exact number of directors of the Company within the range of Article 3.2 (a);

3.	The establishment of the exact number of directors of the Company at six;

4.
The election of the six individuals named below in accordance with Article 3.5 of the Company’s Bylaws to fill the vacancies created by the removal of the existing Board and the increase in the size of the board to six members; and

5.	The rescission and cancellation of the Company’s Shareholder Rights Plan that was reported to have been adopted by the Company’s Board on March 24, 2008.

Set forth below are the names and biographical information of the six individuals nominated for election to the Company’s board of directors:

Bill Bradford, 44. Mr. Bradford has over 21 years experience in senior sales and marketing roles in the semiconductor industry. Mr. Bradford is a co-founder and General Partner of Saguaro Ventures, an investment firm focused on early-stage semiconductor and electronics companies. Prior to Saguaro, Mr. Bradford was Senior Vice President of Global Sales at Freescale Semiconductor (“Freescale”) from 2006 - 2007, where he led an 800 person global sales organization that generated $6bn in revenues. Prior to Freescale, Mr. Bradford was Senior Vice President of Sales and Marketing at ON Semiconductor from 2002 - 2006, where he ran the sales and marketing team of a global sales organization with $1.2bn in annual sales. From 1991 - 2002 Mr. Bradford worked in progressively more senior sales and marketing roles at Cypress Semiconductor, including running a 150 person European sales force. Mr. Bradford began his career at Texas Instruments in 1986. Mr. Bradford has a BS in Electrical Engineering from the Rose-Hulman Institute of Technology and an MS in Management from the University of Alabama.

Keith R. Gollust, 62. Mr. Gollust has been an investor for over 30 years. Along with Paul Tierney, Mr. Gollust is a founding partner of Gollust, Tierney, and Oliver, a private investment firm founded in 1978. Mr. Gollust also was a Managing Director of Caxton Associates, L.L.C., a hedge fund firm, from 2003 -2004. Mr. Gollust is Chairman of the Board of Synta Pharmaceuticals, a public pharmaceutical company with a diverse pipeline of drugs targeting large therapeutic markets. He is also a member of the Advisory Board of Blackstone Alternative Asset Management, a Director of The Juilliard School, and a member of the Advisory Council of the Princeton University Department of Astrophysics. Mr. Gollust has a BA from Princeton University and an MSIA from Carnegie Mellon University.

Eric Gomberg, 36. Mr. Gomberg is a Senior Investment Analyst at Obrem Capital Management (“Obrem”), which he joined at inception in 2007. Prior to Obrem, Mr. Gomberg was a Managing Director and Senior Semiconductor Analyst at Thomas Weisel Partners (“TWP”), which he joined at inception in January 1999. Mr. Gomberg covered Intersil, Linear, Maxim, Texas Instruments and other leading analog companies. In 2005, he started the now-annual TWP Power Conference, the first industry investment conference focused solely on semiconductor power management. Prior to TWP, Mr. Gomberg was an Associate in the research department of BT Alex. Brown, and an Associate in the investment banking department of Cowen and Co. Mr. Gomberg has a BS from the Wharton School at the University of Pennsylvania and an MBA from the University of Chicago Graduate School of Business.

Ben Goren, 39. Mr. Goren has 18 years of financial advisory and investment experience. Mr Goren is a Principal at GCG Capital (“GCG”) where he provides strategic advisory services for management buyouts, capital raises and organizational restructurings. Prior to GCG, from 2004 – 2006, Mr. Goren was a Principal and Managing Director of BBK, Ltd. (“BBK”), an international business advisory firm focused on financial, strategic, and operational restructuring. Prior to BBK, from 2002 – 2004, Mr. Goren was a director with Huron Consulting Group (“Huron”), where he worked with the firm’s Corporate Advisory Services group, assisting companies facing financial and operational distress. Prior to Huron, from 1999 - 2002, Mr. Goren was a Managing Director with Houlihan Smith & Company (“Houlihan”), a boutique investment bank, where he focused on mergers and acquisitions advisory work. Prior to Houlihan, Mr. Goren worked at several other advisory and investment firms. Mr. Goren has direct experience in the semiconductor arena, having worked with ChipPAC on a number of assignments while at Houlihan and at Huron. Mr. Goren has a BA from Pitzer College and an MBA from the University of Chicago Graduate School of Business.

Keith M. Kolerus, 62. Mr. Kolerus has almost 40 years of leadership experience in the semiconductor and distribution industries. From 2003 - 2008 Mr. Kolerus was Chairman of the Board of ACI Electronics, a semiconductor distribution roll-up, which was sold in 2008 to Arrow Electronics. Since 1998, Mr. Kolerus has been involved in several semiconductor start-ups in addition to his work at ACI.  From 1973 - 1998 Mr. Kolerus worked at National Semiconductor (“National”) where he was Chairman of the Board of National Semiconductor Japan Ltd. from 1995 - 1998, and President of the division from 1992 - 1995. Mr. Kolerus served on National’s Management Committee from 1990 - 1998. Prior to National, Mr. Kolerus worked in sales at Fairchild Semiconductor from 1970 - 1973, and began his career as a design engineer at Motorola in 1968. Mr. Kolerus has a BS in Engineering from Vanderbilt and an MBA from the University of Loyola. Mr. Kolerus also serves on the Board of Directors of Agilysis.

Andrew Rechtschaffen, 30. Mr. Rechtschaffen is the founder and Managing Member of Obrem Capital Management. Prior to founding Obrem in March 2007, Mr. Rechtschaffen was a Managing Director in the Principal Strategies Group of Citadel Investment Group from 2005 – 2006. Prior to joining Citadel, Mr. Rechtschaffen was a Managing Member of Greenlight Capital, a $5 billion value-oriented investment firm, where he worked from 2002 - 2005. Prior to Greenlight, Mr. Rechtschaffen was an Associate in the Investment Banking division at Morgan Stanley, focusing on mergers and acquisitions. Mr. Rechtschaffen has a BS and an MBA from the Wharton School at the University of Pennsylvania.

Sincerely,

/s/ Andrew Rechtschaffen
Andrew Rechtschaffen
Managing Member, Obrem Capital Management

Obrem Capital Management, LLC

/s/ Andrew Rechtschaffen
By: Andrew Rechtschaffen, its managing member

Obrem Capital (GP), LLC

/s/ Andrew Rechtschaffen
By: Andrew Rechtschaffen, its managing member

Obrem Capital Offshore Master, L.P.
By its general partner, Obrem Capital (GP), LLC

/s/ Andrew Rechtschaffen
By: Andrew Rechtschaffen, its managing member

Obrem Capital (QP), L.P.
By its general partner, Obrem Capital (GP), LLC

/s/ Andrew Rechtschaffen
By: Andrew Rechtschaffen, its managing member

cc:	Michael J. Callahan
David W. Conrath
Neil J. Miotto
Frank W. Schneider

Open Letter to Shareholder filed as a Press Release dated April 1, 2008

Obrem Capital Management Open Letter to Our Fellow Micrel Stockholders;
April 1, 2008

We are disappointed that Micrel management has chosen to attack Obrem Capital Management rather than address our primary concern: creating permanent value for stockholders.  We believe it is important to clarify several points raised by Micrel this morning.

Micrel improperly blames the market for company-specific issues.  Micrel blames semiconductor market conditions for the Company’s ongoing underperformance; however, the last five years have been strong for the analog semiconductor industry, with analog industry revenue up 36% from 2003 to 2007 (source: WSTS).  Micrel, in the corresponding period, has only increased revenues 22%.  In addition, current sentiment and market conditions might explain why Micrel’s stock is trading at the lower end of its “range” but does not explain why Micrel’s shares have underperformed peers.

Growth is typical in the semiconductor industry, and Micrel lags.  Micrel asserts that it has increased revenue in 24 out of the last 29 years.  While that is true, Micrel fails to point out that the entire semiconductor industry has increased revenue in 24 out of the last 29 years (sources: WSTS, SIA).  More importantly, Micrel fails to address the fact that it has trailed industry growth rates (based on WSTS data) in 6 of the last 7 years.

Micrel’s operating performance lags its peer group.  Obrem stands by its previous statements regarding Micrel’s poor operational performance relative to peers.  Obrem has compared Micrel to an appropriate high-performance analog peer group and is surprised that Micrel management has chosen to include several smaller or lower-end competitors in its analysis.  Deutsche Bank, in its March 25, 2008 note, “HPA Roundup #5 2007/2008 Winners & Losers,” identifies Micrel as having the lowest 3, 4, and 5 year revenue CAGRs among a group of 10 peers.  In addition, Micrel’s operating margins are among the lowest of appropriate high performance analog comparables.  Micrel’s performance issues are not new and are quite serious.

We are disappointed by Micrel’s personal attacks and misstatements.  Micrel makes several inaccurate assertions in an attempt to disparage our Nominees.  Contrary to Micrel's assertion that our Nominees "have very limited semiconductor industry and operating experience," two of our Nominees,  Keith Kolerus and Bill Bradford, collectively have 60 years of semiconductor industry experience in top leadership roles, with the vast majority of that time spent at companies significantly larger than Micrel.

From 2003 – 2008, Mr. Kolerus was Chairman of the Board of ACI Electronics, a semiconductor distributor, which was sold earlier this year to Arrow Electronics for $60mn.  Since 1998, Mr. Kolerus has been involved in several semiconductor start-ups in addition to his work at ACI.  Mr. Kolerus was employed by National Semiconductor from 1973 – 1998.  He was Chairman of the Board of National Semiconductor Japan, Ltd. from 1995 – 1998, President of the division from 1992 – 1995, and served on the Management Committee of National Semiconductor from 1990 – 1998. Prior to National Semiconductor, Mr. Kolerus worked in sales at Fairchild from 1970 – 1973 and began his career as a design engineer at Motorola in 1968.

Mr. Bradford was Senior Vice President of Global Sales at Freescale Semiconductor from 2006 – 2007, where he led an 800 person global sales organization that generated $6bn in revenues.  Prior to Freescale, Mr. Bradford was Senior Vice President of Sales and Marketing at ON Semiconductor from 2002 – 2006, where he ran the sales and marketing team of a global sales organization with $1.2bn in annual sales.  From 1991 – 2002, Mr. Bradford worked in progressively senior sales and marketing roles at Cypress Semiconductor, including running a 150 person European sales force.  Mr. Bradford began his career at Texas Instruments in 1986.

Obrem Senior Investment Analyst Eric Gomberg was a Managing Director at Thomas Weisel Partners, where he covered the semiconductor industry and frequently spoke at industry conferences.  Keith Gollust, currently Chairman of Synta Pharmaceuticals, has a track record of supporting stockholder rights to create permanent value that is rivaled by few in the investment profession.  All of our Nominees have exceptional track records of creating value and have significant managerial, financial, operational, and semiconductor industry experience.  We are confident our Nominees compare favorably to the current Board and encourage stockholders to assess their qualifications.

It is also worth noting that during the past 10 years, while Ray Zinn has been CEO and a director of Micrel, there has been a decrease in Micrel’s share price and no tangible value creation for stockholders.

We also must clarify Micrel’s FALSE assertion that we propose removing Micrel CEO Ray Zinn.  Obrem wishes to install our slate of Nominees to take action to maximize stockholder value.  We have not currently proposed replacing Mr. Zinn as CEO or pursuing any action that will disrupt the Company’s operations.

Obrem encourages our fellow stockholders to read all of our filings.  It is our intent to be transparent, available, and accountable to our fellow stockholders.  The Nominees motivation is aligned with our fellow stockholders and is not influenced by their desire to remain employed at, or any emotional attachment to, Micrel.

CERTAIN INFORMATION CONCERNING PARTICIPANTS

Obrem Capital Management, LLC together with the other Participants (as defined below), intends to make a preliminary filing with the Securities and Exchange Commission (“SEC”) of a proxy statement and accompanying proxy card to be used to solicit proxies for the election of their slate of director nominees to the board of directors of Micrel, Incorporated (“Micrel”).

OBREM STRONGLY ADVISES ALL SHAREHOLDERS OF MICREL TO READ THE PROXY STATEMENT WHEN IT IS AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION.  SUCH PROXY STATEMENT WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV.  IN ADDITION, THE PARTICIPANTS IN THE SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST.

The participants in the proxy solicitation are anticipated to be Obrem Capital Management, LLC, Obrem Capital (GP), LLC, Obrem Capital Offshore Master, L.P., Obrem Capital (QP), L.P., Andrew Rechtschaffen, Keith R. Gollust, Keith Kolerus, Bill Bradford, Eric Gomberg, and Ben Goren (collectively, the “Participants”). Obrem Capital (GP), LLC serves as general partner and Obrem Capital Management, LLC serves as investment manager of Obrem Capital Offshore Master, L.P. and Obrem Capital (QP), L.P.  Andrew Rechtschaffen is the managing member of Obrem Capital (GP), LLC and Obrem Capital Management, LLC.  As of the date of this filing, Obrem Capital Management, LLC, Obrem Capital (GP), LLC and Andrew Rechtschaffen may be deemed to be the beneficial owner of 10,735,690 Shares, or 14.9% of the Shares, of Micrel based upon the 71,753,339 Shares outstanding as of February 25, 2008, according to Micrel's most recent Form 10-K.  As of the date of this filing, Obrem Capital Offshore Master, L.P. may be deemed to be the beneficial owner of 6,132,782 Shares or 8.5% of the Shares of Micrel. As of the date of this filing, Obrem Capital (QP), L.P. may be deemed to be the beneficial owner of 4,602,908 Shares or 6.4% of the Shares of Micrel.

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